Exhibit 99.4

JOINT FILING AGREEMENT

AGREEMENT dated as of July 6, 2021, by and between TBCP IV, LLC and Gary A. Simanson (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Common Stock, $0.0001 par value per share, of Thunder Bridge Capital Partners IV, Inc. Each Party hereto agrees that the Schedule 13D, dated July 6, 2021, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

TBCP IV, LLC

Date: July 6, 2021	Gary A. Simanson, as Managing Member of TBCP IV, LLC

	By:	/s/ Gary A. Simanson
		Name:	Gary A. Simanson
		Title:	Manager

Date: July 6, 2021

	By:	/s/ Gary A. Simanson
Gary A. Simanson